June 3, 2016

To Whom it may concern,

We hereby consent to the use of our report dated May 4, 2016 relating to the financial statements for the period from inception to April 30, 2016 in the Form 1-A under Regulation A (“Form 1-A”) for Wealthstake Net Lease Properties I, Inc. (the “Company.”) We also consent to the reference to our firm under the heading entitled “Experts” in the Form 1-A.

/s/ Steven J. Duben

Steven J. Duben
Certified Public Accountant

16055 Ventura Blvd., Ste 1212, Encino, CA 91436

818-528-7225 (Tel) 818-528-7226 (Fax)

www.dubencpa.com